Exhibit 3

VOTING PROXY

THE UNDERSIGNED

Name :

Address :

acting on behalf of (only to be completed if relevant)

Name :

Address :

(the “Shareholder”).

DECLARES AS FOLLOWS

1.

The Shareholder hereby registers for the extraordinary general meeting of shareholders of Merus N.V. to be held on December 5, 2019 (the “EGM”) and, for purposes of being represented at the EGM, grants a power of attorney to each civil law notary, candidate civil law notary and lawyer, working at NautaDutilh N.V. (the “Proxyholder”).

2.	The scope of this power of attorney extends to the performance of the following acts on behalf of the Shareholder at the EGM:

a.	to exercise the voting rights of the Shareholder in accordance with paragraph 3 below; and

b.	to exercise any other right of the Shareholder which the Shareholder would be allowed to exercise at the EGM.

3.

This power of attorney shall be used by the Proxyholder to exercise the Shareholder’s voting rights in the manner directed as set out below. If no choice is specified in respect of the agenda item, the Proxyholder shall vote “FOR” such agenda item.

Agenda item		For	Against	Abstain

1.	Amendment of the Company’s articles of association and authorization to implement such amendment	☐	☐	☐

4.	This power of attorney is granted with full power of substitution.

5.	The relationship between the Shareholder and the Proxyholder under this power of attorney is governed exclusively by the laws of the Netherlands.

- signature page follows -

Signature page to proxy

SIGN HERE

Please return this signed proxy, by no later than on December 2, 2019, via regular mail or e-mail to:

Merus N.V.

c/o Mrs. Anne Noordzij

Yalelaan 62

3584 CM Utrecht

the Netherlands

(A.Noordzij@merus.nl, copy to arief.roelse@nautadutilh.com)